Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Cardica, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated September 24, 2010, with respect to the financial statements of Cardica, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
December 14, 2010